Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   February 26, 2010

ACME UNITED CORPORATION REPORTS FOURTH QUARTER SALES INCREASE OF 7% AND EARNINGS INCREASE OF 22%

FAIRFIELD, CONN. – February 26, 2010 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended December 31, 2009, were $13.4 million compared to $12.6 million in the same period in 2008, an increase of 7% (4% in local currency).  Net sales for the year ended December 31, 2009 were $59.1 million, compared to $68.7 million in the same period in 2008, a decrease of 14% (17% in local currency).

Net income for the fourth quarter ended December 31, 2009 was $731,000, or $.22 per diluted share, compared to $634,000, or $.18 per diluted share, for the comparable period last year, an increase of 22%. Net income for the year ended December 31, 2009 was $2,842,000, or $.85 per diluted share, compared to $4,467,000, or $1.24 per diluted share, in the comparable period last year.

Net sales for the year ended December 31, 2009, in the U.S. segment decreased 16% compared to 2008.  Net sales in Canada for the year ended December 31, 2009 decreased 13% in U.S. dollars compared to 2008, and 6% in local currency.  The decline in net sales for the twelve months ended December 31, 2009 in the U.S. and Canadian segment was principally due to the economic downturn.  European net sales for the year ended December 31, 2009 increased 3% in U.S. dollars and 8% in local currency compared to 2008.

Gross margins were 39% for the fourth quarter ended December 31, 2009 and 2008, respectively. Gross margins were 37% for 2009 compared to 40% in 2008.  The gross margin decline for the year was primarily due to fixed costs spread over lower sales, the weaker Canadian dollar which raised the cost of products in our Canadian segment, and product mix.

Operating income in the fourth quarter ended December 31, 2009 was $293,000, compared to $795,000 in the fourth quarter of 2008. Operating income in the fourth quarter of 2009 included a $210,000 write-off of medical products donated for relief efforts. The fourth quarter of 2008 included a benefit of $400,000 from the reversal of incentive compensation liabilities. Excluding these items, operating income was $503,000 in the fourth quarter of 2009 compared to $395,000 in 2008.

Pretax income in the fourth quarter ended December 31, 2009 was $266,000 compared to $875,000 in the fourth quarter of 2008. Included in pretax income in the fourth quarter of 2008 was $265,000 in other income related to the Company’s gain on the sale of its former facility in Bridgeport, CT, which had ceased manufacturing in 1996.  Excluding the $210,000 charge associated with the donation of medical products and the exceptional items in the fourth quarter of 2008, pretax income was $476,000 in the fourth quarter of 2009 compared to $210,000 in same period in 2008.

In the fourth quarter of 2009, the Company recorded an income tax benefit of approximately $464,000, which was primarily due to $500,000 of tax savings related to the Company’s donation of medical products to AmeriCares and the donation of land to the City of Bridgeport, CT. This donation, which occurred in December 2009, consisted of waterfront property adjacent to the property the Company sold in December 2008.

The full year effective tax rate in 2009 was 18%, compared to 33% in 2008. The decrease in the effective tax rate in 2009 was primarily the result of the $500,000 of tax savings resulting from the donations. Without these credits, the effective tax rate would have been approximately 32% for 2009.

Walter C. Johnsen, Chairman and CEO said, “We completed 2009 with momentum.  Our award-winning iPoint pencil sharpeners are gaining wide distribution, the Speed Pak utility knives are building sales, and the Camillus knife sales are growing. Our new proprietary non-stick coatings are broadening our product applications for cutting in the craft, office, industrial, hardware and other markets.”

Mr. Johnsen added that he was pleased with the Company’s substantial reduction in debt during the year, and its new bank facility obtained in January 2010.  He emphasized that Acme United enters 2010 with a stronger balance sheet than a year ago, and is well positioned for growth.

The Company’s bank debt less cash on December 31, 2009 was $2.7 million compared to $6.5 million on December 31, 2008.  During fiscal year 2009, the Company repurchased 206,000 shares of its common stock for approximately $1.7 million and paid $700,000 in dividends on its common stock; the expenditures were offset by cash flow from operations of $6.6 million.

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments and safety products for school, home, office, industrial and hardware use. Its leading brands include Westcott®, Clauss®, Camillus® and PhysiciansCare ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

#    #    #

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2009
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2009	December 31, 2008

Net sales	$13,422	$12,584
Cost of goods sold	8,248	7,701
Gross profit	5,174	4,883
Selling, general, and administrative expenses	4,881	4,088
Income from operations	293	795
Interest expense	(32)	(89)
Interest income	33	-
Net interest expense	2	(89)
Other (expense) income	(29)	169
Total other (expense) income net	(27)	80
Pre-tax income	266	875
Income tax (benefit) expense	(464)	241
Net income	$731	$634

Shares outstanding - Basic	3,208	3,415
Shares outstanding - Diluted	3,305	3,511

Earnings per share basic	$0.23	$0.19
Earnings per share diluted	0.22	0.18

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2009 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2009	December 31, 2008

Net sales	$59,149	$68,719
Cost of goods sold	37,075	41,062
Gross profit	22,073	27,657
Selling, general, and administrative expenses	19,047	20,778
Income from operations	3,027	6,879
Interest expense	(155)	(396)
Interest income	129	-
Net interest expense	(26)	(396)
Other (expense) income	452	193
Total other income (expense) net	426	(203)
Pre-tax income	3,453	6,676
Income tax expense	611	2,209
Net income	$2,842	$4,467

Shares outstanding - Basic	3,289	3,486
Shares outstanding - Diluted	3,353	3,612

Earnings per share basic	$0.86	$1.28
Earnings per share diluted	0.85	1.24

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2009
(Unaudited)

Amounts in $000's	December 31, 2009	December 31, 2008

Assets:
Current assets:
Cash	$6,519	$5,225
Accounts receivable, net	10,703	10,564
Inventories	17,400	21,769
Prepaid and other current assets	1,133	1,088
Total current assets	35,755	38,646

Property and equipment, net	2,088	2,269
Long term receivable	1,892	2,000
Other assets	2,574	2,509
Total assets	$42,309	$45,424

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$3,546	$3,669
Other current liabilities	3,257	5,157
Total current liabilities	6,803	8,826
Non-current liabilities
Long term debt	9,154	11,750
Other non current liabilities	1,811	1,960
Total liabilities	17,768	22,536
Total stockholders' equity	24,541	22,888
Total liabilities and stockholders' equity	$42,309	$45,424